                                                                    EXHIBIT 12.1

                             STEEL HEDDLE MFG. CO.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                          (PREDECESSOR)
                                                        FISCAL YEAR ENDED                                 SIX-MONTHS
                                            -------------------------------------------  -------------------------------------------
                                                                                          (SUCCESSOR)   (PREDECESSOR)  (PREDECESSOR)
                                                                                            5 WEEKS        20 WEEKS       26 WEEKS
                                                                                             ENDED          ENDED          ENDED
($ IN THOUSANDS)                          1997     1996      1995      1994      1993    JUNE 27, 1998   MAY 25, 1998  JUNE 28, 1997
                                         -------  -------   -------   -------   -------  -------------  -------------  -------------

Earnings (losses) from continuing
  operations before income taxes ........$11,482  $ 4,237   $ 3,613   $ 3,836   $ 5,012     $(1,202)       $5,209          $4,826
Add:
  Net interest expense excluding
    capitalized interest ................  5,154    5,849     6,330     7,098     6,686       2,212         1,499           2,631
  Amortization of debt expense ..........    130      105       105       105       186          38            50             211
                                         -------  -------   -------   -------   -------     -------        ------          ------
    Total earnings ......................$16,766  $10,191   $10,048   $11,039   $11,878     $ 1,048       $6,758          $7,668
                                         =======  =======   =======   =======   =======     =======        ======          ======

Fixed charges:
  Net interest expense including
    capitalized interest ................$ 5,154  $ 5,849   $ 6,330   $ 7,098   $ 6,686     $ 2,212        $1,499          $2,631
  Amortization of debt expense ..........    130      105       105       105       186          38            50             211
                                         -------  -------   -------   -------   -------     -------        ------          ------
    Total fixed charges .................$ 5,284  $ 5,954   $ 6,435   $ 7,203   $ 6,872     $ 2,250        $1,549          $2,842
                                         =======  =======   =======   =======   =======     =======        ======          ======

Ratio of earnings to fixed charges ......  3.2       1.7       1.6      1.5       1.7          --            4.4             2.7
                                         =======  =======   =======   =======   =======     =======        ======          ======
Deficiency in the coverage of fixed
  charges ...............................$  --    $  --     $  --     $  --     $  --       $ 1,202        $ --            $ --
                                         =======  =======   =======   =======   =======     =======        ======          ======


     For purposes of these computations, the ratio of earnings to fixed charges has been calculated by dividing pretax earnings by fixed charges. Earnings, as used to compute the ratio, equals the sum of income before income taxes and fixed charges excluding capitalized interest. Fixed charges are the total interest expenses including capitalized interest and amortization of debt expenses. The interest factor on operating leases is insignificant.